UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 1, 2005

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

215-564-6600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 1, 2005, we announced our offering of $250 million aggregate principal amount of unsecured unsubordinated debt securities. In connection with this offering, we have elected to file by this report an exhibit to our Registration Statement on Form S-3, File No. 333-118220.

As disclosed in the prospectus supplement used in connection with this offering, we and other companies in the mortgage insurance industry participate in reinsurance arrangements with mortgage lenders commonly referred to as “captive reinsurance arrangements.” Under captive reinsurance arrangements, a mortgage lender typically establishes a reinsurance company that assumes part of the risk associated with that lender’s mortgages that are insured by a mortgage insurer on an individual, mortgage-by-mortgage basis (as compared to mortgages insured in structured transactions, which typically are not eligible for captive reinsurance arrangements). In return for the reinsurance company’s assumption of risk, the mortgage insurer cedes a portion of its mortgage insurance premiums to the reinsurance company. In most cases, the risk assumed by the reinsurance company is an excess layer of aggregate losses that would be penetrated only in a situation of adverse loss development, such as losses brought on by significant national or regional downturns in the real estate market. Captive reinsurance arrangements continue to grow in popularity, and we are increasingly participating in these arrangements at increasing levels of reinsurance.

The anti-referral fee provisions of the Real Estate Settlement Procedures Act (“RESPA”) provide, in essence, that mortgage insurers are prohibited from paying anything of value to a mortgage lender in consideration of the lender’s referral of business to the mortgage insurer. The U.S. Department of Housing and Urban Development, as well as the insurance commissioner or attorney general of any state, may conduct investigations, levy fines and other sanctions or enjoin future violations of RESPA. In addition, the insurance law provisions of many states, including the State of New York, prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. In addition, we and other mortgage insurers have faced private lawsuits alleging, among other things, that our captive reinsurance arrangements, as well as pool insurance and contract underwriting services, constitute unlawful payments to mortgage lenders under RESPA. Although to date we have successfully defended against all such lawsuits on the basis that the plaintiffs lacked standing, we cannot assure you that we will have continued success defending against similar lawsuits.

On May 16, 2005, we received a letter from the New York Insurance Department seeking information related to all of the captive mortgage reinsurance arrangements that we entered into since January 1, 2000, a list of the lenders associated with each captive along with each captive’s state of domicile and capital/surplus requirements. The letter also included a request for a description of any other arrangements through which we provide any payment or consideration to a lender in connection with mortgage insurance. Our response must be submitted and affirmed as true under penalties of perjury to the New York Insurance Department by June 8, 2005. We are aware that other mortgage insurers have received similar requests from the New York Insurance Department.

In addition to the informational request we received from the New York Insurance Department, recent public reports have indicated that the Colorado and North Carolina insurance commissioners are considering investigating or reviewing captive mortgage reinsurance arrangements. Insurance departments or other officials in other states may also conduct such investigations or reviews. Although we believe that all of our captive reinsurance arrangements transfer risk to the captive reinsurer at a premium rate that is commensurate with the risk, we cannot assure you that we will be able to successfully defend against any alleged violations of RESPA or other laws. We are unable to predict the likelihood or magnitude of any fines or other sanctions that we may face if our captive reinsurance arrangements or other arrangements with our customers are found to be in violation of RESPA or other laws, and we also are unable to predict the effect on our business if we were enjoined from the future use of those arrangements.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

25.1    Form T-1 Statement of Eligibility of Trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: June 3, 2005	By:	/s/ David L. Coleman
David L. Coleman
Vice President, Corporate & Securities Counsel